Exhibit 10.56

EMPLOYMENT AND NON-SOLICITATION AGREEMENT

This Employment and Non-Solicitation Agreement (“Agreement”) is made as of the Effective Date, as defined below, by and between Applied Micro Circuits Corporation (“Employer” or “Company”) and Faye Pairman (“Employee”).

RECITALS

1.	This Agreement is entered into in connection with and is ancillary to an Agreement and Plan of Merger (“Merger Agreement”) dated on or about February 25, 2004 by and between 3Ware, Inc. (“3Ware”) and Employer.

2.	Pursuant to the Merger Agreement, 3Ware will become a wholly-owned subsidiary of Employer (the “Merger”). The date upon which the Merger is consummated, and upon which this Agreement becomes effective, is the “Effective Date”.

3.	Employee has been employed at 3Ware as its President and Chief Executive Officer in accordance with an employment agreement dated on or about August 20, 2002 (“Employment Agreement”). While so employed, Employer was granted stock options pursuant to 3Ware’s stock option plan and applicable agreement (the “Stock Options”).

4.	Employer intends to terminate the Employment Agreement and to continue to employ Employee, and Employee intends to continue employment with Employer, as set forth herein after the Merger occurs.

AGREEMENT

1.	TERM Subject to the occurrence of the Effective Date, Employer will employ Employee, and Employee accepts employment with Employer, on an “at will” basis, meaning that either Employer or Employee may terminate Employee’s employment with Employer at any time and for any or no reason as provided below. The period commencing with the Effective Date and terminating upon the date of termination of employment is hereby referred to as the Term.

2.	TITLE Employee shall initially have the title of Employer’s Senior Vice President of Storage.

3.	DUTIES. Employee will work exclusively for Employer and shall initially report to Brent Little. Employee shall perform faithfully and to the best of her ability the duties assigned by Employer.

4.	FULL TIME EMPLOYMENT. Employee’s employment will be on a full-time basis, in accordance with Employer’s standard employment policies as they may be amended from time to time. Employee will not engage in other business or render any services, directly or indirectly, to any other person or organization, whether for compensation or otherwise, provided that Employee may (i) provide incidental assistance to family members on matters of family business; and (ii) sit on the boards of charitable and nonprofit organizations which do not, at the time of Employee’s appointment or election, to Employee’s knowledge, compete with Employer or its affiliates; provided in each case that such activities do not conflict with or interfere with Employee’s obligations to Employer.

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5.	LOYALTY AND NON-COMPETITION For so long as Employee is employed by Employer, Employee will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of Employer or its affiliates and will not assist any other person or organization in competing with Employer or its affiliates or in preparing to engage in competition with the business or proposed business of Employer or its affiliates. The provisions of this paragraph shall apply both during normal working hours and at all other times, including without limitation nights, weekends and vacation time, while the Employee is employed by Employer.

6.	COMPENSATION Employee shall receive a base salary of $252,000 per year (“Base Salary”) payable on Employer’s regular payroll dates, less applicable withholdings.

7.	BENEFITS Employee will be entitled to insurance, vacation and other benefits commensurate with Employee’s position in accordance with Employer’s standard employment policies, as may be amended from time to time. The foregoing notwithstanding, Employee shall be entitled to vacation accrual of three weeks per year. Employee will also be eligible for stock refreshes on the same schedule as similarly situated executives, in accordance with the Employer’s applicable plans, agreements and policies.

8.	TERMINATION

a.	Termination Without Cause or Resignation for Good Reason If Employer terminates Employee without Cause (as defined below), or Employee resigns for Good Reason (as defined below), Employee will receive (1) a severance payment equal to twelve (12) months’ Base Salary, payable in a lump sum within 30 days of such termination without Cause or resignation for Good Reason; (2) reimbursement of health care premiums for the Employee and her dependants under COBRA, which coverage shall be to the same extent as for active employees, for a period of twelve (12) months; and (3) credit for an additional twenty-four (24) months of service for purposes of vesting with respect to the Stock Options. For the avoidance of doubt, nothing herein modifies the terms of any stock options granted Employee after the Effective Date.

b.	Termination for Cause or resignation without Good Reason If the Employee’s employment shall be terminated by Employer for Cause or by Employee without Good Reason, the Company shall pay Employee her earned salary and unused vacation benefits at the rate in effect at the time of the notice of termination to Employee, and the Company shall thereafter have no further obligations to the Employee.

c.	Termination For Disability Employer may terminate Employee’s employment at any time on account of Disability. “Disability” means a physical or mental illness, injury, or condition that prevents Employee from performing substantially all duties under this Agreement for at least 90 consecutive calendar days or for at least 120 calendar days, whether or not consecutive, in any 365 calendar day period, or is likely to do so, as certified by a physician selected by the Employer or its Board of Directors. In the event of such termination, Employer’s sole obligation shall be as provided by applicable law and its then-current applicable disability benefits, except that the vested percentage of the Stock Options shall be determined by adding 12 months to Employee’s actual service.

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d.	Conditions of Receiving Severance Benefits The severance package provided in Section (a) above will be paid provided Employee meets the following conditions: (1) Employee complies with all surviving provisions of confidentiality agreements signed by Employee and (2) Employee executes a full general release, in form acceptable to Employer, releasing all claims, known or unknown, that Employee may have against Employer and its affiliates, provided that Employee shall not be required to release any claims for indemnification under state law, Employer’s charter documents or any indemnification agreement between Employer and Employee.

f.	Death If Employee dies during or after the Term, the Company shall pay Employee’s estate Employee’s earned salary and unused vacation benefits at the rate in effect at the time of death, and the vested percentage of the Stock Options shall be determined by adding 12 months to Employee’s actual service. Company shall thereafter have no further obligations to the Employee or her estate.

g.	“Cause” as defined herein means termination for the following reasons: (i) theft, dishonesty or falsification of records of Employer or its affiliates; (ii) improper disclosure of Employer or its affiliates’ confidential information; (iii) Employee’s failure or inability to perform any reasonable assigned duties after written notice from Employer of, and a reasonable opportunity to cure, such failure or inability; or (iv) Employee’s conviction of any criminal act which impairs her ability to perform her duties as an Employee of Employer (v) Employee’s violation of Employer’s rules and policies of employment after written notice from Employer of, and a reasonable opportunity to cure, such violation, or (vi) Employee’s repeated failure to follow Employer’s directions.

h.	“Good Reason” as defined herein means (i) a material reduction in Employee’s Base Salary, or (ii) relocation of Employee’s principal place of work to a location more than 25 miles from Employer’s current location, without Employee’s prior approval, or (iii) Employee’s Senior Vice President title is taken away by the Employer, or (iv) Employer materially and drastically changes the Employees’ duties and responsibilities so that such duties and responsibilities, as changed, are both 1) materially different in nature from duties and responsibilities of other similarly situated Employees of Employer, and 2) materially different from Employee’s duties and responsibilities promptly after the Effective Date. Employee shall provide Employer with written notice detailing the occurrence and nature of an event providing Employee with Good Reason to resign and a 15 day opportunity to cure such event prior to resigning for Good Reason.

i.	Exclusive Severance Benefits Employee acknowledges that the benefits provided hereunder are in lieu of any other benefits to which Employee may be eligible under any other agreements, severance plans or practices of Employer or its affiliates, including, without limitation, any benefits or rights conferred upon Employee pursuant to the Employment Agreement, which is hereby terminated and which shall be of no force and effect after the Effective Date.

9.	CONFIDENTIALITY AND INVENTION ASSIGNMENT Concurrently herewith, Employee is executing the attached Employee Proprietary Information and Inventions Agreement. Employee acknowledges that the obligations thereunder are in addition to, and not in lieu of, any confidentiality and invention assignment obligations previously agreed to by Employee.

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11.	NON SOLICITATION Employee acknowledges that solicitation of the Employer or its affiliates’ customers, suppliers or employees under certain circumstances would necessarily involve the use or disclosure of Employer’s or its affiliates confidential or proprietary information. Accordingly, while employed by Employer and thereafter for the greater of a) eighteen (18) months after the Effective date, or b) twelve (12) months after termination of Employee’s employment (whether by Employee or Employer, whether with Cause Good Reason or otherwise), Employee shall not, directly or indirectly, for the benefit of the Employee or any third party, (i) call on or solicit any past, present or prospective customer or supplier of the Employer or its affiliates, (ii) interfere with Employer or its affiliates’ relationship with any past, present or prospective customer or supplier or (iii) solicit the employment or engagement of any person employed by or otherwise providing services to the Employer or its affiliates.

12.	ARBITRATION Unless otherwise required by applicable law, any dispute arising out of or relating to the employment relationship, termination thereof, or this Agreement shall be resolved by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of Judicial Arbitration and Mediation Services, and the law of California. Employer shall pay any filing fee and the fees and costs of the arbitrator, unless Employee initiates the claim, in which case Employee will contribute an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in California. Arbitration as provided in this Section shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either of us for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law.

13.	INTERPRETATION AND EXCLUSIVE FORUM The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California (excluding any that mandate the use of another jurisdiction’s laws).

14.	ASSIGNMENT This Agreement may not be assigned by Employee. This Agreement may be assigned by Employer to its affiliates or as part of the sale of all or substantially all of its assets or business, after which any reference to “Employer” in this Agreement shall be deemed to be a reference to the affiliate or successor, and the company thereafter shall have no further primary, secondary or other responsibilities or liabilities under this Agreement of any kind. Employer may change its legal name, and a name change shall have no impact on this Agreement.

15.	VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.	COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

17.	ENTIRE AGREEMENT. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement (including its Exhibit “A”, whose obligations are cumulative to the obligations hereunder). This Agreement

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supercedes all prior or contemporaneous agreements and understandings, oral or written, regarding the subject matter hereof, including, without limitation, the Employment Agreement, which agreements and understandings are hereby terminated and will be no longer in force and effect after the Effective Date and Employee shall have no rights thereunder, provided that, any obligations owed by Employee pursuant to the Confidentiality Agreement (as defined in the Employment Agreement) shall survive execution of this Agreement.

I ACKNOWLEDGE THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN EMPLOYER AND ME RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT AND THAT I HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE EMPLOYER OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

I FURTHER ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ALL OF IT, AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISHED TO DO SO. I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

Date: 3-17-2004	/s/ Faye Pairman
[Employee Name]

Employer:

Date: 3/15/2004	By:	/s/ Candace Kilburn
	Its:	Sr VP, HR

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EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by                      (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s or its parent, affiliates or subsidiaries’ Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or Industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter. I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B-1 (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior

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confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B-1 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B-1 for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. I recognize that, in the event of a specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company. In the absence of a Specific Inventions Law, the preceding sentence will not apply.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

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3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

5. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

6. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

7. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

8. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

9. GENERAL PROVISIONS.

9.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County, California, for any lawsuit filed there against me by Company arising from or related to this Agreement.

9.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

9.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

9.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

9.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

9.7 Entire Agreement. The obligations of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company. Except as otherwise provided in the Employment and Non Solicitation Agreement, this Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

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This Agreement shall be effective as of the first day of my employment with the Company, namely:                 , 2004.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A-1 TO THIS AGREEMENT.	ACCEPTED AND AGREED TO: Company

Dated: 3-17-04

/s/ Faye Pairman	By:	/s/ Candace Kilburn
(Signature)	Title:	Sr VP Human Resources

FAYE PAIRMAN	6290 Sequence Drive
(Printed Name)	San Diego, CA. 92121
(Address)

Dated: 3/11/04

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EXHIBIT A-1

TO:

FROM:

DATE:

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

______________________________________________________________________________________________________

______________________________________________________________________________________________________

______________________________________________________________________________________________________

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

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